EXHIBIT 99.1

Contact:	Elliot Sloane
Sloane & Company
212 446 1860

PRIMEDIA NAMES CHARLES STUBBS PRESIDENT AND CEO, PRIMEDIA

ATLANTA, GA, April 22, 2008 - PRIMEDIA Inc. (NYSE: PRM), the #1 print and online publisher and distributor of advertising-supported consumer guides in the U.S. through its Consumer Source Inc. operation, announced today the appointment of Charles Stubbs to the position of president and CEO. Mr. Stubbs replaces Robert Metz.

Mr. Stubbs (35) has built a career in senior management positions leading and transforming leading print brands into successful Internet businesses. He joins PRIMEDIA from Yellowpages.com where he spent three and one-half years as president and CEO, driving the integration of three Internet Yellow Pages businesses into a single cohesive brand. Through investments in platform, products and sales channels, Mr. Stubbs firmly established Yellowpages.com’s position as a Top 30 Internet site. Prior to Yellowpages.com, Mr. Stubbs served as president of BellSouth IntelliVentures, the electronic media division of BellSouth Advertising and Publishing group. Earlier at the company, Mr. Stubbs led the launch of RealPages.com. He also held a senior management position at InfoSpace, where he was responsible for growing advertising and licensing revenue.

“Consumer Source is at an exciting time in its lifecycle and Charles is exactly the right person to lead the company forward. He is a proven manager and an expert in both traditional and online media who has shown he can energize products and create digital strategies for businesses rooted in print,” said Dean Nelson, chairman of PRIMEDIA Inc. “We view opportunities for growth as being tied largely to digital media and he clearly has the skill set and operational experience to execute on these initiatives. We’re delighted to welcome him to the Consumer Source and PRIMEDIA team.”

Nelson added, “On behalf of the PRIMEDIA Board I would like to thank Bob for his many years of hard work and leadership. Bob has been with Consumer Source from the very beginning and has been instrumental in making it a category leader. He has effectively guided the company to drive year over year revenue growth in each year of its existence.”

“I couldn’t be more thrilled to join the strong team at PRIMEDIA,” said Stubbs. “By fully leveraging its print heritage, there is every opportunity to continue to build a powerful and cohesive Internet brand. I believe the prospects for this business are outstanding and that more value can be extracted by even more aggressively extending the Consumer Source value proposition into new media.”

About PRIMEDIA Inc.

PRIMEDIA Inc., through its Consumer Source Inc. operation is an integrated media business that provides free print and online consumer guides for the apartment and new home industries. Consumer Source publishes and distributes more than 38 million guides and magazines - such as Apartment Guide and New Home Guide - to approximately 60,000 U.S. locations each year through its proprietary distribution network, DistribuTech. The Company also distributes category-specific content on its leading websites, including ApartmentGuide.com, NewHomeGuide.com and Rentals.com, a comprehensive single unit real estate rental site. For more information, visit www.primedia.com.

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